Exhibit 99

                             CAUTIONARY STATEMENTS

     Certain statements in this annual report on Form 10-K of Applied Cellular Technology, Inc. (the "Company"), and the documents incorporated by reference herein, constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, and the Company intends that such forward-looking statements be subject to the safe harbors created thereby. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: the continued ability of the Company to sustain its growth through product development and business acquisitions; the successful completion and integration of future acquisitions; the ability to hire and retain key personnel; the continued development of the Company's technical, manufacturing, sales, marketing and management capabilities; relationships with and dependence on third-party suppliers; anticipated competition; uncertainties relating to economic conditions where the Company operates; uncertainties relating to government and regulatory policies; uncertainties relating to customer plans and commitments; rapid technological developments and obsolescence in the industries in which the Company operates and competes; potential performance issues with suppliers and customers; governmental export and import policies; global trade policies; worldwide political stability and economic growth; the highly competitive environment in which the Company operates; potential entry of new, well-capitalized competitors into the Company's markets; changes in the Company's capital structure and cost of capital; and uncertainties inherent in international operations and foreign currency fluctuations. The words
"believes," "expects," "anticipates," "intends" and "plans" and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made.

                                  RISK FACTORS

     In addition to the other information contained herein, the following factors should be considered carefully in evaluating the Company and its business.

Uncertainty of Future Financial Results

     While the Company has been profitable for the last three fiscal years, future financial results are uncertain. There can be no assurance that the Company will continue to be operated in a profitable manner. Profitability depends upon many factors, including the success of the Company's various marketing programs, the maintenance or reduction of expense levels and the ability of the Company to successfully coordinate the efforts of the different segments of its business.

Future Sales of and Market for the Shares

     As of March 20,1998, the Company had 22,187,960 shares of Common Stock outstanding. Since January 1, 1998, the Company has issued an aggregate of 1,515,537 shares of common stock, of which 1,487,411 shares were issued in acquisitions and 28,126 shares were issued for services rendered.


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

     Management of the Company anticipates that the Company will continue to effect acquisitions and contract for certain services primarily through the issuance of Common Stock or other equity securities of the Company. Such issuance's of additional securities may be viewed as being dilutive of the value of the Common Stock in certain circumstances and may have an adverse impact on the market price of the Common Stock.

Risks Associated with Acquisitions and Expansion

     The Company has engaged in a continuing program of acquisitions of other businesses which are considered to be complementary to the lines of business carried on by the Company, and it is anticipated that such acquisitions will continue to occur. As of December 31, 1997, the total assets of the Company were approximately $61 million. As of December 31, 1996, the total assets of the Company were approximately $33 million, compared to approximately $4 million at the end of 1995. Net operating revenues for 1997 were approximately $103 million. Net operating revenues for 1996 were approximately $20 million, compared with $2.3 million in 1995. Managing these dramatic changes in the scope of the business of the Company will present ongoing challenges to management, and there can be no assurance that the Company's operations as currently structured, or as affected by future acquisitions, will be successful. The businesses acquired by the Company may require substantial additional capital, and there can be no assurance as to the availability of such capital when needed, nor as to the terms on which such capital might be made available to the Company. It is the Company's policy to retain existing management of acquired companies and to allow the new subsidiary to continue to operate in the manner which has resulted in its success in the past, under the overall supervision of senior management of the Company. Accordingly, the success of the operations of these subsidiaries will depend, to a great extent, on the continued efforts of the management of the acquired companies.

Competition

     Each segment of the Company's business is highly competitive, and it is expected that competitive pressures will continue. Many of the Company's competitors have far greater financial and other resources than the Company. The areas which the Company has identified for continued growth and expansion are also target market segments for some of the largest and most strongly capitalized companies in the United States. There can be no assurance that the Company will have the financial, technical, marketing and other resources required to compete successfully in this environment in the future.

Dependence on Key Individuals

     The future success of the Company is highly dependent upon the Company's ability to attract and retain qualified key employees. The Company is organized with a small senior management team, with each of its separate operations under the day-to-day control of local managers. If the Company were to lose the services of any members of its central management team, the overall operations of the Company could be adversely affected, and the operations of any of the individual facilities of the Company could be adversely affected if the services of the local managers should be unavailable.


                                  10-K Page 73

Lack of Dividends on Common Stock; Issuance of Preferred Stock

     The Company does not have a history of paying dividends on its Common Stock, and there can be no assurance that such dividends will be paid in the foreseeable future. The Company intends to use any earnings which may be generated to finance the growth of the Company's businesses. The Board of Directors has the right to authorize the issuance of preferred stock, without further stockholder approval, the holders of which may have preferences as to payment of dividends.

Potential Conflicts of Interests

     Mr. Richard Sullivan, the Chief Executive Officer of the Company, is also Chairman of Great Bay Technology, Inc. and Managing General Partner of the Bay Group. Both these companies conduct business with the Company, and receive compensation from the Company for various services, including assistance in identifying potential acquisition candidates and in negotiating acquisition transactions. The relationships among such companies, Mr. Sullivan and the Company may involve conflicts of interest.

Possible Volatility of Stock Price

     The Common Stock is quoted on the Nasdaq Small-Cap Market, which stock market has experienced and is likely to experience in the future significant price and volume fluctuations which could adversely affect the market price of the Common Stock without regard to the operating performance of the Company. In addition, the Company believes that factors such as the significant changes to the business of the Company resulting from continued acquisitions and expansions, quarterly fluctuations in the financial results of the Company, shortfalls in earnings or sales below analyst expectations, changes in the performance of other companies in the same market sectors as the Company and the performance of the overall economy and the financial markets could cause the price of the Common Stock to fluctuate substantially.











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